UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

Precision BioSciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38841	20-4206017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 East Pettigrew St. Suite A-100
Durham, North Carolina		27701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 919 314-5512

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000005 per share	DTIL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

Although it has not finalized its full financial results for the year ended December 31, 2024, Precision BioSciences, Inc. (the “Company”) expects to report that it had approximately $108.5 million in cash, cash equivalents, and restricted cash as of December 31, 2024 before the receipt of $2.5 million from TG Therapeutics and other cash inflows in January 2025. This estimate is unaudited and preliminary and does not present all information necessary for an understanding of the Company’s financial condition as of December 31, 2024, or its results of operations for the year ended December 31, 2024. The audit of the Company’s financial statements for the year ended December 31, 2024, by the Company’s independent registered public accounting firm is ongoing and could result in changes to the information set forth above.

The Company expects that existing cash and cash equivalents, upfront and potential near-term cash from CAR T transactions, along with expected operational receipts, continued fiscal and operating discipline, and availability of Precision’s at-the-market (“ATM”) facility will extend Precision’s cash runway into the second half of 2026. Based on its expected cash runway, the Company believes it is sufficiently capitalized to propel two wholly owned programs through Phase 1 data readouts in 2025 and 2026.

The information under Item 2.02 of this Current Report on Form 8-K is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the SEC shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 8.01 Other Information.

As previously reported, on January 7, 2024, the Company entered into a License Agreement (the “License Agreement”) with TG Cell Therapy, Inc. (“TG Subsidiary”) and its parent company TG Therapeutics, Inc. (“TG Parent” and, together with TG Subsidiary, “TG Therapeutics”), pursuant to which the Company granted TG Subsidiary certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize non-oncology applications of the Company’s allogeneic CAR T therapy azer-cel pursuant to the terms of the License Agreement.

In accordance with the terms of the License Agreement, on January 6, 2025, the Company received a deferred cash payment of $2.5 million from, and the Company issued 220,712 shares of its common stock, par value $0.000005 per share, to, TG Subsidiary pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s expected cash, cash equivalents and restricted cash balances, the sufficiency of the Company’s cash runway extending into the second half of 2026, and the Company realizing Phase 1 clinical data for two in vivo gene editing programs. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions. Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to the Company. Such statements are neither promises nor guarantees, and involve a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, without limitation, the Company’s ability to procure sufficient funding or other partnership opportunities to advance its programs on terms that are acceptable to the Company, or at all, the progression and success of the Company’s programs and product candidates in which the Company expends its resources; the Company’s limited ability or inability to assess the safety and efficacy of its product candidates; the risk that other genome-editing technologies may provide significant advantages over the Company’s ARCUS technology; the Company’s or its collaborators’ or other licensees’ ability to advance product candidates into, and successfully design, implement and complete, clinical trials; the success of the Company’s existing collaboration agreements, and the Company’s ability to enter into new collaboration arrangements; and the other risks referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as any such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of the Company’s website under SEC Filings at investor.precisionbiosciences.com. All forward-looking statements speak only as of the date of this Current Report on Form 8-K and, except as required by applicable law, the Company has no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION BIOSCIENCES, INC.

Date:	January 8, 2025	By:	/s/ John Alexander Kelly
John Alexander Kelly Chief Financial Officer